Exhibit 4.3

SENESTECH, INC.

FORM OF RESTRICTED STOCK UNIT GRANT NOTICE

Senestech, Inc. (the “Company”), hereby grants to you (“Grantee”) a Restricted Stock Unit Award for the number of Restricted Stock Units (the “Restricted Stock Units”) set forth below. Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth herein.

The Restricted Stock Units are subject to all of the terms and conditions as set forth in this Restricted Stock Unit Grant Notice (this “Notice”) and in the Restricted Stock Unit Agreement, which is attached hereto and incorporated herein in its entirety. Capitalized terms not explicitly defined in this Notice but defined in the Restricted Stock Unit Agreement shall have the same definitions as in the Restricted Stock Unit Agreement. If there is any conflict between the terms in this Notice and the Restricted Stock Unit Agreement, the terms of the Restricted Stock Unit Agreement will control.

Grantee:

Date of Grant:

Number of Restricted Stock Units:

Vesting Commencement Date:

Vesting Schedule:

Additional Terms/Acknowledgements: You acknowledge receipt of, and understand and agree to, this Notice and the Restricted Stock Unit Agreement. You acknowledge and agree that this Notice and the Restricted Stock Unit Agreement may not be modified, amended or revised except as provided in the Restricted Stock Unit Agreement. You further acknowledge that as of the Date of Grant, this Notice and the Restricted Stock Unit Agreement set forth the entire understanding between you and the Company regarding the Restricted Stock Units and supersede all prior oral and written agreements, promises and/or representations on that subject. By accepting the Restricted Stock Units, you consent to receive documents related to the Restricted Stock Units by electronic delivery through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Senestech, Inc.	Grantee:

By:	By:
Signature	Signature

Title:	Date:

Date:

Attachment: Restricted Stock Unit Agreement

ATTACHMENT I

SENESTECH, INC.

FORM OF

STAND-ALONE

RESTRICTED STOCK UNIT AGREEMENT

Pursuant to your Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Agreement (together with the Grant Notice, this “Agreement”), Senestech, Inc. (the “Company”) has granted you a Restricted Stock Unit Award for the number of Restricted Stock Units (the “Restricted Stock Units”) indicated in your Grant Notice. The Restricted Stock Units are granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Restricted Stock Unit Agreement or in the Grant Notice will have the definitions set forth in Exhibit A attached hereto.

The details of your Restricted Stock Units, in addition to those set forth in the Grant Notice, are as follows:

1. Vesting. The Restricted Stock Units will vest as provided in your Grant Notice. Once vested, the Restricted Stock Units become “Vested Units.” The foregoing vesting schedule notwithstanding, if your Continuous Service terminates for any reason other than as a result of your death or Disability at any time before all your Restricted Stock Units have vested, your unvested Restricted Stock Units will be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate will have any further obligations to you under this Agreement. The period during which the Restricted Stock Units vest is the “Restricted Period.”

2. Separate Account. The Restricted Stock Units will be credited to a separate account maintained for you on the books and records of the Company (the “Account”). All amounts credited to the Account will continue for all purposes to be part of the general assets of the Company.

3. Consideration. The grant of the Restricted Stock Units is made in consideration of the services rendered or to be rendered by you to the Company or an Affiliate.

4. Restrictions. Subject to any exceptions set forth in this Agreement, during the Restricted Period and until such time as the Restricted Stock Units are settled in accordance with Section 6, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto will be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by you and all of your rights to such units will immediately terminate without any payment or consideration by the Company.

5. Rights as Stockholder; Dividend Equivalents.

5.1 You will not have any rights of a stockholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of shares of Common Stock.

5.2 Upon and following the settlement of the Restricted Stock Units, you will be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner you will be entitled to all rights of a stockholder of the Company (including voting rights).

5.3 You will not be entitled to any dividend equivalents with respect to the Restricted Stock Units to reflect any dividends payable on shares of Common Stock.

6. Settlement of Restricted Stock Units.

6.1 Subject to Section 9 hereof, promptly following the vesting date (but generally in no event more than five (5) business days thereafter), the Company will (a) issue and deliver to you the number of shares of Common Stock equal to the number of Vested Units; and (b) enter your name on the books of the Company as the stockholder of record with respect to the shares of Common Stock delivered to you.

6.2 If you are deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when you become eligible for settlement of the Restricted Stock Units upon your “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following your separation from service and (b) your death.

7. No Right to Continued Service. This Agreement does not confer upon you any right to be retained in any position, as an Employee, Consultant or Director of the Company or an Affiliate. Further, nothing in this Agreement will be construed to limit the discretion of the Company or an Affiliate to terminate your Continuous Service at any time, with or without Cause.

8. Adjustments.

8.1 Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: the class(es) and maximum number of securities that may be issued pursuant to the Restricted Stock Units. The Board will make such adjustments, and its determination will be final, binding and conclusive.

8.2 Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all the Restricted Stock Units will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that you are providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause a portion or all of the Restricted Stock Units to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Restricted Stock Unit has not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

8.3 Corporate Transaction. The following will apply to Restricted Stock Units in the event of a Corporate Transaction unless otherwise provided in another written agreement between the Company or any Affiliate and you. In the event of a Corporate Transaction, then, notwithstanding any other provision of the Agreement to the contrary, the Board may take one or more of the following actions with respect to the Restricted Stock Units, contingent upon the closing or completion of the Corporate Transaction:

(a) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Restricted Stock Units or to substitute a similar stock award for the Restricted Stock Units;

(b) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Agreement to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(c) accelerate the vesting, in whole or in part, of the Restricted Stock Units to a date prior to the effective time of such Corporate Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Corporate Transaction);

(d) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Restricted Stock Units; and

(e) cancel or arrange for the cancellation of the Restricted Stock Units, to the extent not vested prior to the effective time of the Corporate Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate.

The Board may take different actions with respect to the vested and unvested portions of the Restricted Stock Units.

8.4 Change in Control. The Restricted Stock Units may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in any other written agreement between the Company or any Affiliate and you, but in the absence of such provision, no such acceleration will occur.

9. Tax Liability and Withholding.

9.1 You agree to make adequate arrangements satisfactory to the Company prior to any relevant taxable or tax withholding event, as applicable, to satisfy all applicable income tax, social insurance, payroll tax or other tax-related withholding items (“Tax-Related Items”). In this regard, you authorize the Company to deduct from any compensation paid to you the amount of Tax-Related Items in respect of the Restricted Stock Units and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such Tax-Related Items. Alternatively, or in addition, the Company, in its sole discretion and without prior authorization from you, may satisfy any Tax-Related Items by any of the following means, or by a combination of such means:

(a) by withholding shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to you as a result of the vesting of the Restricted Stock Units; provided, however, that no shares of Common Stock will be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

(b) By selling or arranging for the sale of shares of Common Stock otherwise issuable or deliverable to you as a result of the vesting of the Restricted Stock Units.

9.2 To the extent not prohibited by applicable legal or regulatory provisions, the Company intends that Tax-Related Items be satisfied in accordance with Section 9.1(a) above, unless the Company determines otherwise at any time. Notwithstanding any action the Company takes with respect to any Tax-Related Items, the ultimate liability for all Tax-Related Items is and remains your responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items.

10. Compliance with Law. The issuance and transfer of shares of Common Stock is subject to compliance by the Company and you with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock will be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

11. Notices. Any notices provided for in this Agreement will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units by electronic means.

12. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

13. Interpretation. Any dispute regarding the interpretation of this Agreement must be submitted by you or the Company to the Committee for review. The resolution of such dispute by the Committee will be final and binding on you and the Company.

15. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon you and your beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

16. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement will be severable and enforceable to the extent permitted by law.

18. Restricted Stock Units Not a Service Contract. The Restricted Stock Units are not an employment or service contract, and nothing in the Restricted Stock Units will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in the Restricted Stock Units will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate. The grant of the Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units or other stock awards in the future. Future stock awards, if any, will be at the sole discretion of the Company.

19. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units, prospectively or retroactively; provided, that, no such amendment will adversely affect your material rights under this Agreement without your consent.

20. Tax Consequences; Section 409A. You agree that the Company does not have a duty to design or administer this Agreement or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, directors, Employees or Affiliates related to tax liabilities arising from the Restricted Stock Units or your other compensation. In particular, this Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and will be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A of the Code. You acknowledge that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that you have been advised to consult a tax advisor prior to such vesting, settlement or disposition.

21. No Impact on Other Benefits. The value of your Restricted Stock Units is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

22. Counterparts. The Grant Notice may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to the Grant Notice transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

EXHIBIT A

DEFINED TERMS

As used in the Grant Notice and Restricted Stock Unit Agreement, the following definitions will apply to the capitalized terms indicated below:

(b) “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(c) “Board” means the Board of Directors of the Company.

(d) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Restricted Stock Units after the Date of Grant without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(e) “Cause” will have the meaning ascribed to such term in any written agreement between you and the Company defining such term and, in the absence of such agreement, such term means, with respect to you, the occurrence of any of the following events: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company or of any statutory duty owed to the Company; (iv) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) your gross misconduct. The determination that a termination of your Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that your Continuous Service was terminated with or without Cause for the purposes of the outstanding Restricted Stock Units will have no effect upon any determination of the rights or obligations of the Company or you for any other purpose.

(f) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(b) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(c) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur, except for a liquidation into a parent corporation;

(d) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(e) individuals who, on the Date of Grant, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Agreement, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Senestech, Inc., a Nevada corporation.

(j) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant”.

(k) “Continuous Service” means that your service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which you render service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which you render such service, provided that there is no interruption or termination of your service with the Company or an Affiliate, will not terminate your Continuous Service; provided, however, that if the Entity for which you are rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, your Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in the Restricted Stock Units only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to you, or as otherwise required by law.

(l) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m) “Director” means a member of the Board.

(n) “Disability” means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(o) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee”.

(p) “Entity” means a corporation, partnership, limited liability company or other entity.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(r) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(s) “Fair Market Value” means, as of any date, the value of the Common Stock determined by the Board in compliance with Section 409A of the Code.

(t) “Officer” means any person designated by the Company as an officer.

(u) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(v) “Rule 405” means Rule 405 promulgated under the Securities Act.

(w) “Securities Act” means the Securities Act of 1933, as amended.

(x) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) .